EXHIBIT 99.2


                            JAMES RIVER BANKSHARES, INC.
                              1514 HOLLAND ROAD
                           SUFFOLK, VIRGINIA 23434


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON THURSDAY, JULY 22, 1999


      The Annual Meeting of Shareholders of James River Bankshares, Inc. ("James River") will be held on Thursday, July 22, 1999 at 9:00 a.m., at Airfield Conference Center, 15189 Airfield Road, Wakefield, VA 23888-2497, for the following purposes:

      (1)   To  approve  the   issuance  of  James  River   common   stock  in
            connection with the Agreement and Plan of Merger ("Merger Agreement") dated February 17, 1999, by and between State Bank of Remington, Inc. and James River Bankshares, Inc., which agreement provides for State Bank to be merged with and into JRB Acquisition Bank, Inc., a wholly owned subsidiary of James River, so that after the merger State Bank will, in effect, become a wholly owned subsidiary of James River;

      (2) To elect nine (9) directors to hold office for a term of one year and until their successors are elected and qualified;

      (3) To act on a proposal to ratify the appointment of Yount, Hyde & Barbour, P.C. as independent auditors for the ensuing year; and

      (4) To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

      THE JAMES RIVER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT JAMES RIVER SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE ISSUANCE OF SHARES OF COMMON STOCK TO SHAREHOLDERS OF STATE BANK IN THE MERGER. PLEASE READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS FOR A DETAILED DESCRIPTION OF THE PROPOSAL.

      Only holders of record of James River common stock as of the close of business on June 8, 1999, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the meeting.

      We direct your attention to the documents submitted with this Notice.



                                    By Order of the Board of Directors

                                    /s/ Donald W. Fulton, Jr.
                                        ------------------------
                                        Donald W. Fulton, Jr.
                                        Corporate Secretary
Suffolk, Virginia
June 14, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING DOCUMENT.